UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2012

Location Based Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-139395	20-4854758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

49 Discovery, Suite 260, Irvine, California 92618
(Address of Principal Executive Offices) (Zip Code)

(888) 600-1044
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registration under any of the following provisions:

5	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

5	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

5	Pre-commencement communications pursuant to Rule 14d-2(k) under the Exchange Act (17 CFR 240.14d-2(b))

5	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 29, 2012 Location Based Technologies, Inc.  (the “Company”) filed a Current Report on From 8-K under Item 7.01 to report that the Company had engaged Omni View Advisors.  The Company is filing this Form 8-K/A to amend the Item under which the Current Report was filed to  Item 1.01.

The Agreement with Omni View was entered into on November 28, 2012 and contains the following material terms:

Performance of Services.  Omni View will assist the Company in: (i) capital and transaction structuring, including necessary recapitalizations of the Company by stock splits or otherwise; (ii) development of capital markets strategy; (iii) valuation analysis; (iv) company, market and industry research; (v) analysis of various exchange listing requirements and assistance in uplisting to a national securities exchange; (vi) assistance in selection of Board of Director candidates; (vii) assistance in client acquisition and business development and (viii) transaction negotiation and execution.  Omni View also agreed to invest and cause its affiliates to invest by January 15, 2013 at least an aggregate of $1 million.

Term. One year which may be renewed for an additional year at the Company’s discretion.

Compensation.  4.9% of the outstanding shares of the Company’s common stock on a fully diluted basis upon  (i) closing of capital raising transactions which in the aggregate generate at least $5 million in gross proceeds to the Company and (ii) completion of an uplisting of the Company’s common stock to a national securities exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCATION BASED TECHNOLOGIES, INC.

Date: November 29, 2012	By:	/s/ David Morse
David Morse
Chief Executive Officer